Exhibit 4.1

STRATEGIC EDUCATION, INC.

2018 EQUITY COMPENSATION PLAN

A-i

A-ii

A-iii

STRATEGIC EDUCATION, INC.

2018 EQUITY COMPENSATION PLAN

Strategic Education, Inc., a Maryland corporation (the “Company”), sets forth herein the terms of its 2018 Equity Compensation Plan (the “Plan”), as follows:

1.                                      PURPOSE

This Plan is intended to (i) provide incentive to eligible persons to stimulate their efforts toward the success of the Company and to operate and manage its business in a manner that will provide for the long-term growth and profitability of the Company and that will benefit the shareholders and other important stakeholders of the Company, including its employees and customers; and (ii) provide a means of recruiting, rewarding and retaining key personnel. To this end, the Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Unrestricted Stock, Stock Units (including Deferred Stock Units), Dividend Equivalent Rights, Other Equity-based Awards, and cash bonus awards. Any of these Awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms of the Plan. Options granted under the Plan may be Non-qualified Stock Options or Incentive Stock Options, as provided herein.

The Plan is an amendment and restatement of the Prior Plan. Awards granted under the Prior Plan prior to the Amendment Date will be subject to the terms of the Prior Plan and Grant Agreement.

2.                                      DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following capitalized terms shall have the meanings specified below, unless the context clearly indicates otherwise:

2.1                               “Affiliate” means, with respect to the Company, or other entity, that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. For purposes of granting Options or Stock Appreciation Rights, an entity may not be considered an Affiliate of the Company unless the Company holds a Controlling Interest in such entity.

2.2                               “Amendment Date” means the date on which the Plan is approved by the Company’s shareholders, the Plan having been approved by the Board on September 4, 2018.

2.3                               “Annual Cash Profit Share” means an Award, denominated in cash, made subject to attainment of performance goals (as described in Section 14) over a Performance Period of up to one (1) year (the Company’s fiscal year, unless otherwise specified by the Board or the Committee).

2.4                               “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (i) applicable provisions of the Code, the Securities Act, the Exchange Act, any rules or regulations thereunder, and any other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company or its Affiliates, (ii) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system, of any jurisdiction applicable to Awards granted to residents therein, and (iii) the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

2.5                               “Award” means a grant under the Plan of an Option, Stock Appreciation Right, Restricted Stock, Deferred Stock Unit, Unrestricted Stock, Stock Unit, Dividend Equivalent Right, Performance Award, Annual Cash Profit Share, Other Equity-Based Award, or cash.

2.6                               “Award Agreement” means the written agreement, in such written, electronic, or other form as determined by the Committee, between the Company and a Grantee that evidences and sets forth the terms and conditions of an Award.

2.7                               “Board” means the Board of Directors of the Company.

2.8                               “Cause” means, with respect to any Grantee, as determined by the Committee and unless otherwise provided in an applicable agreement between such Grantee and the Company or an Affiliate, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of, or pleading guilty or nolo contendere to, a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate.

2.9                               “Change in Control” Unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Grantee approved by the Committee, a “Change in Control” shall be deemed to occur if:

(i)                                     any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)                                  during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this Section 2.9 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)                               a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.9(i)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iv)                              a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.10                        “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Sections shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.

2.11                        “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1 (or, if no Committee has been so designated, the Board itself).

2.12                        “Company” means Strategic Education, Inc., a Maryland corporation, and any successor thereto.

2.13                        “Controlling Interest” shall have the meaning set forth in Treasury Regulation Section 1.414(c)-2(b)(2)(i); provided that (i) except as specified in clause (ii) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (ii) where a grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.14                        “Deferred Stock Unit” means a Stock Unit, the terms of which provide for delivery of the underlying shares of Stock, cash, or a combination thereof subsequent to the date of vesting, at a time or times consistent with the requirements of Code Section 409A.

2.15                        “Determination Date” means the Grant Date or such other date as of which the Fair Market Value of a share of Stock is required to be established for purposes of the Plan.

2.16                        “Disability” means the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.17                        “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, entitling the Grantee thereof to receive, or to receive credits for the future payments of, cash, Stock, other Awards, or other property equal in value to dividend payments or distributions, or other periodic payments, declared or paid with respect to a number of shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) as if such shares of Stock had been issued to and held by the Grantee as of the record date.

2.18                        “Employee” means, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

2.19                        “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.20                        “Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be, as of any Determination Date:

(i)                                     If on such Determination Date the shares of Stock are listed on a Stock Exchange or are publicly traded on another Securities Market, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as reported on such Stock Exchange or such Securities

Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock on the last preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(ii)                                  If on such Determination Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of a share of Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.21 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value will be determined by the Committee in good faith using any reasonable method as it deems appropriate, to be applied consistently with respect to Grantees; provided, further, that the Committee shall determine the Fair Market Value of shares of Stock for tax withholding obligations due in connection with sales, by or on behalf of a Grantee, of such shares of Stock subject to an Award to pay the Option Price, SAR Price, and/or any tax withholding obligation on the same date on which such shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and Stock Appreciation Rights and sell-to-cover transactions) in any manner consistent with applicable provisions of the Code, including, without limitation, using the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date) as the Fair Market Value of such shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

2.21                        “Family Member” means, with respect to a Grantee as of any date of determination, (i) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee; (ii) any person sharing such Grantee’s household (other than a tenant or employee); (iii) a trust in which any one or more of the persons specified in clauses (i) and (ii) of this Section 2.22 (and such Grantee) own more than fifty percent (50%) of the beneficial interest; (iv) a foundation in which any one or more of the persons specified in clauses (i) and (ii) of this Section 2.22 (and such Grantee) control the management of assets; and (v) any other entity in which one or more of these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

2.22                        “Grant Date” means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves the Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6, or (iii) such other subsequent date specified by the Committee in the corporate action approving the Award.

2.23                        “Grantee” means a person who receives or holds an Award under the Plan.

2.24                        “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.25                        “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 under the Exchange Act.

2.26                        “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.27                        “Officer” shall have the meaning set forth in Rule 16a-1(f) under the Exchange Act.

2.28                        “Option” means an option to purchase one or more shares of Stock at a specified Option Price awarded to a Grantee pursuant to Section 8.

2.29                        “Option Price” means the per share exercise price for shares of Stock subject to an Option.

2.30                        “Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, Stock Appreciation Right, Restricted Stock, Deferred Stock Unit, Unrestricted Stock, Stock Unit, Dividend Equivalent Right, Performance Award, or Annual Cash Profit Share.

2.31                        “Outside Director” shall have the meaning set forth in Code Section 162(m).

2.32                        “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a Performance Period specified by the Committee.

2.33                        “Performance Measures” means measures as described in Section 14 on which the performance goal or goals under Performance Awards are based.

2.34                        “Performance Period” means the period of time, of up to ten (10) years, during or over which the performance goals under Performance Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance Award.

2.35                        “Plan” means this Strategic Education, Inc. 2018 Equity Compensation Plan, as amended from time to time.

2.36                        “Prior Plan” means the Strayer Education, Inc. 2015 Equity Compensation Plan, as amended.

2.37                        “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock, Stock Units, or Unrestricted Stock.

2.38                        “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act, or any successor provision.

2.39                        “Restricted Period” shall have the meaning set forth in Section 10.2.

2.40                        “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.

2.41                        “SAR Price” means the per share exercise price of a SAR.

2.42                        “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.43                        “Securities Market” means an established national or regional securities market.

2.44                        “Separation from Service” shall have the meaning set forth in Code Section 409A.

2.45                        “Service” means service of a Grantee as a Service Provider to the Company or any Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties with the Company or any Affiliate shall not result in interrupted or terminated Service, so long as the Grantee continues to be a Service Provider to the Company or any Affiliate. If the Service Provider’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when the entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other service relationship to the Company or its remaining Affiliates. Any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding and conclusive.

2.46                        “Service Provider” means (i) an employee, officer, or director of the Company or an Affiliate, or (ii) a consultant or adviser to the Company or an Affiliate (1) who is a natural person, (2) who is currently providing bona fide services to the Company or an Affiliate, and (3) whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s Stock.

2.47                        “Service Recipient Stock” shall have the meaning set forth in Code Section 409A.

2.48                        “Share Limit” shall have the meaning set forth in Section 4.1.

2.49                        “Short-Term Deferral Period” shall have the meaning set forth in Code Section 409A.

2.50                        “Stock” means the common stock, par value $0.01 per share, of the Company, or any security into which shares of Stock may be changed or for which shares of Stock may be exchanged as provided in Section 17.1.

2.51                        “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.52                        “Stock Exchange” means the New York Stock Exchange, the NASDAQ Stock Market, or another established national or regional stock exchange.

2.53                        “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 that may be settled, subject to the terms and conditions of the applicable Award Agreement, in shares of Stock, cash, or a combination thereof.

2.54                        “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (i) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America and (ii) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of Service Recipient Stock under Code Section 409A.

2.55                        “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan of the Company, an Affiliate, or other business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.56                        “Ten Percent Shareholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any), or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.57                        “Unrestricted Stock” means Stock that is free of any restrictions granted pursuant to Section 11.

3.                                      ADMINISTRATION OF THE PLAN

3.1                               Committee.

3.1.1.                  Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award, or any Award Agreement and shall have full power and authority to take all such other actions and to make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award, or any Award Agreement. All such actions and determinations shall be made by (i) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (ii) the unanimous consent of the members of the Committee executed in writing or evidenced by electronic transmission in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award, and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding, and conclusive on all persons, whether or not expressly provided for in any provision of the Plan, such Award, or such Award Agreement.

In the event that the Plan, any Award, or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2.                  Composition of the Committee.

The Committee shall be a committee composed of not fewer than two (2) directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be (i) a Non-Employee Director and (ii) an independent director in accordance with the rules of any Stock Exchange on which the Stock is listed; provided that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements. Notwithstanding the foregoing, for purposes of any Award granted under the Prior Plan that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, each member of the Committee shall also be an Outside Director for purposes of certifying the extent to which any applicable performance-based vesting conditions are achieved.

3.1.3.                  Other Committees.

The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, which (i) may administer the Plan with respect to Grantees who are not Officers or directors of the Company, (ii) may grant Awards under the Plan to such Grantees, and (iii) may determine all terms of such Awards, in each case, subject, if applicable, to the requirements of Rule 16b-3 under the Exchange Act and the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

3.1.4.                  Delegation by Committee.

To the extent permitted by Applicable Laws, the Committee may, by resolution, delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee; provided that the Committee may not delegate its authority hereunder (i) to make Awards to directors of the Company, (ii) to make Awards to employees who are (1) Officers or (2) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1.4, or (iii) to interpret the Plan, any Award, or any Award Agreement. Any delegation hereunder will be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1.4 will serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” will, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.

3.2                               Board.

The Board, from time to time, may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

3.3                               Terms of Awards; Minimum Vesting Conditions.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(i)                                     designate Grantees;

(ii)                                  determine the type or types of Awards to be made to a Grantee;

(iii)                               determine the number of shares of Stock to be subject to an Award or to which an Award relates;

(iv)                              establish the terms and conditions of each Award (including the Option Price, SAR Price, and Purchase Price; the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto; the treatment of an Award in the event of a Change in Control (subject to applicable agreements); and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options); provided, that no Award granted to any Grantee who is not a Non-Employee Director shall vest in full prior to the third (3rd) anniversary of the Grant Date or shall vest in part prior to the first (1st) anniversary of the grant date, unless the Committee determines to accelerate vesting upon the occurrence of a specific event, such as a termination of a Grantee’s employment or Change in Control or other corporate transaction; provided, that (a) up to five percent (5%) of the maximum number of shares of Stock available for issuance to any Grantee who is not a Non-Employee Director under the Plan may be granted pursuant to the Plan without being subject to the foregoing restrictions, and (b) any dividends or Dividend Equivalent Rights issued in connection with any Award granted at any time under the Plan shall not be subject to or counted for either such restrictions or such five percent (5%) share issuance limit. The foregoing five percent (5%) share issuance limit shall be subject to adjustment consistent with the adjustment provisions of Section 17.2 and the share usage rules of Section 4.3.

(v)                                 prescribe the form of each Award Agreement evidencing an Award;

(vi)                              subject to the limitation on repricing in Section 3.5, amend, modify, or supplement the terms of any outstanding Award, which authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom; provided that, notwithstanding the foregoing, no amendment, modification, or supplement of the terms of any outstanding Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award; and

(vii)                           make Substitute Awards.

3.4                               Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of employees or clients of the Company or an Affiliate, (iv) confidentiality obligation with respect to the Company or an Affiliate, (v) Company or Affiliate policy or procedure, (vi) other agreement, or (vii) other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. Furthermore, if the Grantee of an outstanding Award is an employee of the Company or an Affiliate thereof and such Grantee’s Service is terminated for Cause, the Committee may annul such Grantee’s outstanding Award as of the date of the Grantee’s termination of Service for Cause.

Any Award granted pursuant to the Plan is subject to mandatory repayment by the Grantee to the Company (x) to the extent set forth in the Plan or an Award Agreement or (y) to the extent the Grantee is, or in the future becomes, subject to (1) any Company or Affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Laws or (2) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws, the natural persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Grantee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12)-month period following the first public issuance or filing (whichever first occurred) with the United States Securities and Exchange Commission of the financial document that contained such material noncompliance.

Notwithstanding any other provision of this Plan or any provision of any Award Agreement, if the Company is required to prepare an accounting restatement, then a Grantee shall forfeit any cash or Stock received in connection with an Award (or an amount equal to the Fair Market Value of such Stock on the date of delivery if the Grantee no longer holds the shares of Stock) if, pursuant to the terms of the Award Agreement for such Award, the amount of the Award earned or the vesting in the Award was explicitly based on the achievement of pre-established performance goals set forth in the Award Agreement (including earnings, gains, or other criteria) that are later determined, as a result of the accounting restatement, not to have been achieved.

3.5                               No Repricing.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities, or other property), stock split, extraordinary dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock, or other securities or similar transaction), the Company may not, in each case, unless such action would not be deemed to be a repricing under the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded, without obtaining shareholder approval: (i) amend the terms of outstanding Options or SARs to reduce the Option Price or SAR Price, as applicable, of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an Option Price or SAR Price, as applicable, that is less than the Option Price or SAR Price, as applicable, of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an Option Price or SAR Price, as applicable, above the current Fair Market Value in exchange for cash or other securities.

3.6                               Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to an Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV); provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a Separation from Service occurs.

3.7                               No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Award Agreement. Notwithstanding any provision of the Plan to the contrary, neither the Company, an Affiliate, the Board, the Committee, nor any person acting on behalf of the Company, an Affiliate, the Board, or the Committee will be liable to any Grantee or to the estate or beneficiary of any Grantee or to any other holder of an Award under the Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or otherwise asserted with respect to the Award; provided that this Section 3.7 shall not affect any of the rights or obligations set forth in an applicable agreement between the Grantee and the Company or an Affiliate.

3.8                               Stock Issuance/Book-Entry.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including, without limitation, book-entry or direct registration or the issuance of one or more share certificates.

4.                                      STOCK SUBJECT TO THE PLAN

4.1                               Number of Shares of Stock Reserved for Awards.

Subject to adjustment as provided in Section 4.2 and Section 17, the number of shares of Stock reserved for issuance under the Plan will be equal to the sum of (i) seven hundred thousand (700,000) shares of Stock, plus (ii) the number of shares of Stock available for future awards under the Prior Plan as of the Amendment Date, plus (iii) the number of shares of Stock related to awards outstanding under the Prior Plan as of the Amendment Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (the “Share Limit”). Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock reserved for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options. Shares of Stock to be issued under the Plan shall be authorized but unissued shares or, to the extent permitted by Applicable Laws, issued shares that have been reacquired by the Company.

4.2                               Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan of another business entity that is a party to such transaction and/or to grant Substitute Awards under the Plan for such awards. The Share Limit pursuant to Section 4.1 shall be increased by the number of shares of Stock subject to any such assumed awards and Substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect the transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock available for issuance under the Plan, subject to applicable requirements of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

4.3                               Share Usage.

Shares of Stock covered by an Award shall be counted as used as of the Grant Date for purposes of calculating the number of shares of Stock available for issuance under Section 4.1. Any shares of Stock that are subject to Awards shall be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to an Award. With respect to SARs, the number of shares of Stock subject to an award of SARs will be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to such Award regardless of the number of shares of Stock actually issued to settle the SAR upon exercise. The target number of shares issuable under a Performance Award shall be counted against the Share Limit set forth in Section 4.1 as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance Award to the extent different from such target number of shares.

If any shares of Stock covered by an Award granted under the Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any shares of Stock subject thereto or is settled in cash in lieu of shares of Stock, then the number of shares of Stock counted against the Share Limit with respect to such Award shall, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the Plan in the same amount as such shares of Stock were counted against the Share Limit set forth in Section 4.1. The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered, withheld, or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option, (ii) deducted or delivered from payment of an Award payment in connection with the Company’s tax withholding obligations as described in Section 18.3, (iii) purchased by the Company with proceeds from Option exercises, or (iv) not issued upon the net settlement or net exercise of a Stock-settled SAR.

5.                                      TERM; AMENDMENT, SUSPENSION, AND TERMINATION

5.1                               Term.

The Plan, as amended and restated, shall become effective as of the Amendment Date. Following the Amendment Date, no awards shall be made under the Prior Plan. Notwithstanding the foregoing, shares of Stock reserved under the Prior Plan to settle awards, including performance-based awards, which are made under the Prior Plan prior to the Amendment Date may be issued and delivered following the Amendment Date to settle such awards. The Plan shall terminate on the first to occur of (i) the tenth (10th) anniversary of the Amendment Date, (ii) the date determined in accordance with Section 5.2, and (iii) the date determined in accordance with Section 17.3; provided, however, that Incentive Stock Options may not be granted under the Plan after the tenth (10th) anniversary of the date of the Board’s adoption of the Plan. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and the applicable Award Agreement (or other documents evidencing such Awards).

5.2                               Amendment, Suspension, and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan; provided that, with respect to Awards theretofore granted under the Plan, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair the rights or obligations under any such Award. An amendment shall be contingent on approval of the Company’s shareholders to the extent stated by the Board or required by Applicable Laws (including applicable Stock Exchange listing requirements); provided that no amendment will be made to the no-repricing provisions of Section 3.5 or the option pricing provisions of Section 8.1 without the approval of the Company’s shareholders.

6.                                      AWARD ELIGIBILITY AND LIMITATIONS

6.1                               Service Providers and Other Persons.

Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider, as the Committee shall determine and designate from time to time, and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2                               Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act:

(i)                                     the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 6 is one hundred-ten thousand (110,000); provided, however, that the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 in the year the person is first employed by the Company is two hundred-twenty thousand (220,000); and

(ii)                                  the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any person eligible for an Award under Section 6 is one hundred-ten thousand (110,000) shares; provided, however, that the maximum number of shares of Stock subject to Awards other than Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 6 in the year that the person is first employed by the Company is two hundred-twenty thousand (220,000).

(iii)                               the maximum amount that may be granted as an Annual Cash Profit Share (whether or not cash-settled) in a calendar year to any person eligible for an Award under Section 6 shall be five million five hundred thousand dollars ($5,500,000), and the maximum amount that may be paid as a cash-denominated Performance Award (whether or not cash-settled) in respect of a Performance Period greater than one year by any person eligible for an Award under Section 6 shall be twenty two million dollars ($22,000,000).

(iv)                              the maximum grant date fair value of any Award that may be granted under the Plan pursuant to any Award in a calendar year to any Non-Employee Directors shall be $750,000.

6.3                               Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the sole discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (i) any other Award, (ii) any award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, or (iii) any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, exchange, or Substitute Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or for an award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such exchange or Substitute Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Notwithstanding Section 8.1 and Section 9.1 but subject to Section 3.5, the Option Price of an Option or the SAR Price of an SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided, that the Option Price or SAR Price is determined in accordance with the principles of Code Section 424 and the regulations thereunder for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7.                                      AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements utilized from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options. In the event of any inconsistency between the Plan and an Award Agreement, the provisions of the Plan shall control.

8.                                      TERMS AND CONDITIONS OF OPTIONS

8.1                               Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided, however, that in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2                               Vesting and Exercisability.

Subject to Sections 8.3 and 17.3, each Option granted under the Plan shall become vested and/or exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee, or otherwise in writing; provided that no Option shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3                               Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, on the tenth (10th) anniversary of the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the fifth (5th) anniversary of the Grant Date of such Option, and provided, further, that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural person who is employed outside the United States, such Option may terminate, and all rights to purchase shares of Stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the Grant Date of such Option as the Committee shall determine. If on the day preceding the date on which a Grantee’s Options would otherwise terminate, the Fair Market Value of shares of stock underlying a Grantee’s Options is greater than the Option Price of such Options, the Company shall, prior to the termination of such Options and without any action being taken on the part of the Grantee, consider such Options to have been exercised by the Grantee. The Company shall deduct from the shares of Stock deliverable to the Grantee upon such exercise the number of shares of Stock necessary to satisfy payment of the Option Price and all withholding obligations.

8.4                               Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5                               Limitations on Exercise of Option.

Notwithstanding any provision of the Plan to the contrary, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17, which results in termination of the Option.

8.6                               Method of Exercise.

Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which the Option is being exercised, plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7                               Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option or to direct the voting of the shares of Stock subject to such Option) until the shares of Stock subject thereby are fully paid and issued to such Grantee or other person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date of issuance of such shares of Stock.

8.8                               Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive evidence of such Grantee’s ownership of the shares of Stock subject to the Option as shall be consistent with Section 3.8.

8.9                               Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10                        Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) unless Applicable Law does not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and shares of Stock acquired pursuant to the Option shall be subject to the same restrictions on transfer of shares as would have applied to the Grantee. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11                        Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any corporate Subsidiary; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12                        Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition immediately but in no event later than ten (10) days thereafter.

9.                                      TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1                               Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one (1) share of Stock on the date of exercise over (ii) the SAR Price as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or part of any other Award, or without regard to any Option or other Award; provided, that a SAR that is granted in tandem with all or part of an Option will have the same term, and expire at the same time, as the related Option; provided, further, that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2                               Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements); the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions; the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award; and any other terms and conditions of any SAR; provided, that no SARs shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date.

9.3                               Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, on the tenth (10th) anniversary of the Grant Date of such SAR, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR. If on the day preceding the date on which a Grantee’s SAR would otherwise terminate, the Fair Market Value of shares of stock underlying a Grantee’s SAR is greater than the SAR Price, the Company shall, prior to the termination of such SAR and without any action being taken on the part of the Grantee, consider such SAR to have been exercised by the Grantee.

9.4                               Rights of Holders of SARs.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising a SAR shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such SAR or to direct the voting of the shares of Stock subject to such SAR) until, if applicable, the shares of Stock subject thereby are fully paid and issued to such Grantee or other person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date of issuance of such shares of Stock, if applicable.

9.5                               Transferability of SARs.

Except as provided in Section 9.6, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.6, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.6                               Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.6, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) unless Applicable Law does not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 9.6, any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and shares of Stock acquired pursuant to a SAR, if any, shall be subject to the same restrictions on transfer of shares as would have applied to the Grantee. Subsequent transfers of transferred SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.6 or by will or the laws of descent and distribution.

10.                               TERMS AND CONDITIONS OF RESTRICTED STOCK, STOCK UNITS, AND DEFERRED STOCK UNITS

10.1                        Grant of Restricted Stock, Stock Units, or Deferred Stock Units.

Awards of Restricted Stock, Stock Units, and Deferred Stock Units may be made for consideration, such as a Purchase Price, or no consideration, other than par value of the shares of Stock, which may be deemed paid by past or future Services to the Company or an Affiliate.

10.2                        Restrictions.

At the time a grant of Restricted Stock, Stock Units, or Deferred Stock Units is made, the Committee may, in its sole discretion, (a) establish a Restricted Period applicable to such Restricted Stock, Stock Units, or Deferred Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock, Stock Units, or Deferred Stock Units as provided in Section 14.

10.3                        Registration; Restricted Stock Certificates.

Subject to Section 3.8 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (i) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (ii) such certificates shall be delivered to such Grantee, provided that such certificates shall bear legends that comply with Applicable Laws and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement. Pursuant to Section 3.8, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration will contain an appropriate legend or restriction similar to the foregoing to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement.

10.4                        Rights of Holders of Restricted Stock.

Unless the Committee provides otherwise in an Award Agreement and subject to the restrictions set forth in the Plan, any applicable Company program, and the applicable Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividend payments or distributions declared or paid with respect to such shares of Restricted Stock. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock that (i) any cash dividend payments or distributions paid on Restricted Stock may be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock or (ii) any dividend payments or distributions declared or paid on shares of Restricted Stock shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of Restricted Stock. Dividend payments or distributions declared or paid on shares of Restricted Stock which vest or are earned based upon the achievement of performance goals shall not vest or be paid unless such performance goals for such shares of Restricted Stock are achieved. Alternatively, dividends may be paid on Restricted Stock which vests based on achievement of performance goals, provided that such dividends shall be subject to repayment in the event the performance goals for the underlying shares of Restricted Stock are not achieved. All stock dividend payments or distributions, if any, received by a Grantee with respect to shares of Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock.

10.5                        Rights of Holders of Stock Units and Deferred Stock Units.

10.5.1.           Voting and Dividend Rights.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding Stock Units or Deferred Stock Units shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Award or to direct the voting of the shares of Stock subject to such Award) until, if applicable, the shares of Stock subject thereby are fully paid and issued to such Grantee or other person. The Committee may provide in an Award Agreement evidencing a grant of Stock Units or Deferred Stock Units that the holder of such Stock Units or Deferred Stock Units, as applicable, shall be entitled to receive Dividend Equivalent Rights, in accordance with Section 13.

10.5.2.           Creditor’s Rights.

A holder of Stock Units or Deferred Stock Units shall have no rights other than those of a general, unsecured creditor of the Company. Stock Units and Deferred Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6                        Termination of Service.

Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after the Award Agreement is issued, but prior to termination of the Grantee’s Service, upon the termination of a Grantee’s Service, any Restricted Stock, Stock Units, or Deferred Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock, Stock Units, or Deferred Stock Units, the Grantee shall have no further rights with respect to such Award, including, without limitation, any right to vote such Restricted Stock or any right to receive dividends or Dividend Equivalent Rights, as applicable, with respect to such Restricted Stock, Stock Units, or Deferred Stock Units.

10.7                        Purchase of Restricted Stock and Shares of Stock Subject to Stock Units and Deferred Stock Units.

The Grantee of an Award of Restricted Stock, vested Stock Units, or vested Deferred Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Stock Units or Deferred Stock Units from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock, vested Stock Units, or vested Deferred Stock Units, or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock, Stock Units, or Deferred Stock Units. The Purchase Price shall be payable in a form described in Section 12 or, in the discretion of the Committee, in consideration for past or future Services rendered or to be rendered to the Company or an Affiliate.

10.8                        Delivery of Shares of Stock.

No later than thirty (30) days following the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including, without limitation, any performance goals or delayed delivery period, the restrictions applicable to Restricted Stock and to Stock Units or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.8, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit or Deferred Stock Unit once the shares of Stock represented by such Stock Unit or Deferred Stock Unit have been delivered in accordance with this Section 10.8.

11.                               TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1                        Unrestricted Stock.

The Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or such other higher Purchase Price determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Unrestricted Stock under the Plan, subject to the five percent (5%) share issuance limit set forth in Section 3.3. Awards of Unrestricted Stock may be granted or sold as described in the preceding sentence in respect of past or future Services or other valid consideration, in lieu of or in addition to any cash compensation due to such Grantee.

11.2                        Other Equity-Based Awards.

The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value, and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards on the Grant Date or thereafter. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after the Award Agreement is issued, but prior to termination of Grantee’s Service, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee shall have no further rights with respect to such Other Equity-Based Award.

12.                               FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1                        General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price, if any, for Restricted Stock, vested Stock Units, or vested Deferred Stock Units shall be made in cash or in cash equivalents acceptable to the Company.

12.2                        Surrender of Shares of Stock.

To the extent the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price, if any, for Restricted Stock, vested Stock Units, or vested Deferred Stock Units may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

12.3                        Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and/or any withholding taxes described in Section 18.3.

12.4                        Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the Purchase Price, if any, for Restricted Stock, vested Stock Units, or vested Deferred Stock Units may be made in any other form that is consistent with Applicable Laws, including, without limitation, (i) with respect to Restricted Stock and/or vested Deferred Stock Units only, Service rendered or to be rendered by the Grantee thereof to the Company or an Affiliate and (ii) with the consent of the Company, by withholding the number of shares of Stock that would otherwise vest or be issuable in an amount equal in value to the Option Price or Purchase Price, if any, and/or any withholding taxes described in Section 18.3.

13.                               TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1                        Dividend Equivalent Rights.

A Dividend Equivalent Right may be granted hereunder; provided that no Dividend Equivalent Right may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock or Awards, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash, shares of Stock, or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may (i) provide that such Dividend Equivalent Right shall be settled upon settlement, or payment of, or lapse of restrictions on, such other Award and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award or (ii) contain terms and conditions which are different from the terms and conditions of such other Award; provided, however, that Dividend Equivalent rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vets or is earned based upon the achievement of performance goals shall not vest or be paid unless the performance goals for such underlying Award are achieved.

13.2                        Termination of Service.

Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.                               TERMS AND CONDITIONS OF PERFORMANCE AWARDS AND ANNUAL CASH PROFIT SHARES

14.1                        Grant of Performance Awards and Annual Cash Profit Shares.

Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Awards and/or Annual Cash Profit Shares in such amounts and upon such terms as the Committee shall determine.

14.2                        Value of Performance Awards and Annual Cash Profit Shares.

Each Performance Award and Annual Cash Profit Share shall have an initial cash value or an actual or target number of shares of Stock that is established by the Committee as of the Grant Date. The Committee shall set performance goals in its discretion, which, depending on the extent to which they are achieved, shall determine the value and/or number of shares of Stock that will be paid out to the Grantee thereof.

14.3                        Earning of Performance Awards and Annual Cash Profit Shares.

Subject to the terms of this Plan, after the applicable Performance Period has ended, the Grantee of Performance Awards or Annual Cash Profit Shares shall be entitled to receive a payout of the value earned under such Performance Awards or Annual Cash Profit Shares by such Grantee over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

14.4                        Form and Timing of Payment of Performance Awards and Annual Cash Profit Shares.

Payment of the value earned under Performance Awards and Annual Cash Profit Shares shall be made, as determined by the Committee, in the form, at the time, and in the manner described in the applicable Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, (i) may pay the value earned under Performance Awards in the form of cash, shares of Stock, other Awards, or in a combination thereof, including shares of Stock and/or other Awards that are subject to any restrictions deemed appropriate by the Committee, and (ii) shall pay the value earned under Performance Awards and Annual Cash Profit Shares at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement, such payment shall occur no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the Performance Period ends.

14.5                        Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

14.5.1.           Performance Goals Generally.

The performance goals for Performance Awards or Annual Cash Profit Shares shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. The Committee may determine that such Awards shall be granted, exercised, and/or settled upon achievement of any single performance goal or of two (2) or more performance goals. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.5.2.           Settlement of Awards; Other Terms.

Settlement of such Awards shall be in cash, shares of Stock, other Awards, or a combination thereof, including shares of Stock and/or Awards that are subject to any restrictions deemed appropriate by the Committee, in each case as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance Awards or Annual Cash Profit Shares shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards. In the event payment of a Performance Award is made in the form of another Award subject to Service-based vesting, the Committee shall specify the circumstances in which the payment Award will be paid or forfeited in the event of a termination of Service.

14.5.3.           Performance Measures.

The performance goals upon which the payment or vesting of a Performance Award or Annual Cash Profit Share to any Grantee may be conditioned include, but are not limited to, the following Performance Measures, with or without adjustment (including pro forma adjustments):

(a)                                 net earnings or net income;

(b)                                 operating earnings;

(c)                                  pretax earnings;

(d)                                 earnings per share of Stock;

(e)                                  total shareholder return;

(f)                                   earnings before interest and taxes;

(g)                                  earnings before interest, taxes, depreciation and/or amortization;

(h)                                 earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:

•                  stock-based compensation expense;

•                  income from discontinued operations;

•                  gain on cancellation of debt;

•                  debt extinguishment and related costs;

•                  restructuring, separation, and/or integration charges and costs;

•                  reorganization and/or recapitalization charges and costs;

•                  impairment charges;

•                  merger-related events;

•                  gain or loss related to investments;

•                  sales and use tax settlements; and

•                  gain on non-monetary transactions;

(i)                                     revenue growth or targets;

(j)                                    gross or operating margins;

(k)                                 return measures, including return on assets, capital or investment;

(l)                                     cash flow, including:

•                  operating cash flow;

•                  free cash flow;

•                  levered free cash flow;

•                  cash flow return on equity; and

•                  cash flow return on investment;

(m)                             productivity ratios;

(n)                                 costs, reductions in costs, and cost control measures;

(o)                                 expense targets;

(p)                                 working capital targets;

(q)                                 completion of acquisitions of businesses or companies;

(r)                                    development of new lines of business or substantially expanding existing lines of business;

(s)                                   completion of divestitures and asset sales;

(t)                                    employee hiring, retention, and diversity;

(u)                                 employee or customer satisfaction measurements;

(v)                                 execution of contractual arrangements or satisfaction of contractual requirements or milestones;

(w)                               ratio of debt to stockholders’ equity;

(x)                                 new campuses opened;

(y)                                 regulatory approvals to operate in new states;

(z)                                  maintenance of regional accreditation;

(aa)                          compliance with Title IV regulations;

(bb)                          sound financial, budgeting and operational practices;

(cc)                            faculty hiring and development;

(dd)                          curriculum and degree program development;

(ee)                            student academic performance;

(ff)                              information systems and technology;

(gg)                            recruitment of foreign students;

(hh)                          corporate partnerships and community college relations;

(ii)                                  any combination of any of the foregoing business criteria and any other business condition determined in the discretion of the Committee.

None of the foregoing, either at all or for particular periods, will be applied or interpreted to provide any commission, bonus, or other incentive payment based directly or indirectly upon success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of funds under Title IV of the Higher Education Act, except as permitted by Applicable Law.

Performance under any of the foregoing Performance Measures (i) may be used to measure the performance of (x) the Company, its Subsidiaries, and other Affiliates as a whole, (y) the Company, any Subsidiary, any other Affiliate, or any combination thereof, or (z) any one or more business units or operating segments of the Company, any Subsidiary, and/or any other Affiliate, in each case as the Committee, in its sole discretion, deems appropriate and (ii) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in clause (e) above for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee shall also have the authority to provide for accelerated vesting of any Performance Award or Annual Cash Profit Share based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.5.4.           Evaluation of Performance.

The Committee may provide in any Performance Award or Annual Cash Profit Share that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (i) asset write-downs; (ii) litigation or claims, judgments, or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization or restructuring events or programs; (v) extraordinary, non-core, non-operating, or non-recurring items; (vi) acquisitions or divestitures; (vii) foreign exchange gains and losses; (viii) impact of shares of Stock purchased through share repurchase programs; (ix) tax valuation allowance reversals; (x) impairment expense; and (xi) environmental expense.

14.5.5.           Adjustment of Awards; Committee Discretion.

The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance Awards, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines. The Committee shall have sole discretion to alter the governing Performance Measures applicable to any Performance Award. Any Award intended to qualify as a Performance Award may provide an objective formula or standard and the method of computing the amount of compensation payable under the Award; provided that the Committee reserves the discretion to increase or decrease the amount of compensation payable under the terms of the Award.

15.                               PARACHUTE LIMITATIONS

If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment or benefit under the Plan shall be reduced or eliminated:

(a)                                 to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b)                                 if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Deferred Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

16.                               REQUIREMENTS OF LAW

16.1                        General.

The Company shall not be required to offer, sell, or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, if the offer, sale, or issuance of such shares of Stock would constitute a violation by the Grantee, the Company, an Affiliate, or any other person of any provision of the Company’s certificate of incorporation or bylaws or of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration, or qualification of any shares of Stock subject to an Award upon any Stock Exchange or Securities Market or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, sale, issuance, or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, sold, or issued to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, unless such listing, registration, or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell, or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination by the Committee in connection with the foregoing shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2                        Rule 16b-3.

During any time when the Company has any class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that the grant, settlement, and sale of Awards pursuant to the Plan and the grant, exercise, and sale of of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b3 under the Exchange Act. In addition, the Company intends any any transaction by which a Grantee sells Stock issued in respect of the vesting or exercise of any Award granted hereunder for the purpose of settling any withholding tax liability of such Grantee (commonly referred to as a “sell to cover” or “broker-assisted cashless exercise” transaction) that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative with respect to such Awards to the extent permitted by law and deemed advisable by the Board or Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify this Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17.                               EFFECT OF CHANGES IN CAPITALIZATION

17.1                        Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of share or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Stock effected without receipt of consideration by the Company occurring after the Amendment Date, the number and kinds of shares of capital stock for which grants of Options and other Awards may be made under the Plan, including, without limitation, the Share Limit set forth in Section 4.1 and the individual limits set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of capital stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as applicable. In addition, the Committee may adjust the terms and conditions of the Awards, including the vesting conditions and any applicable Performance Measures associated with such

Awards, as the Committee deems appropriate to prevent dilution or enlargement of the payments or benefits provided under any Award. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee shall, in such manner as the Board or the Committee deems appropriate, adjust (i) the number and kind of shares of capital stock subject to outstanding Awards and/or (ii) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights, as applicable, to reflect such distribution.

17.2                        Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 17.3, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Award theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share Option Price and SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares subject to such Award or received by the Grantee as a result of the reorganization, merger, or consolidation. In the event of a transaction described in this Section 17.2, Performance Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance Awards would have been entitled to receive immediately following such reorganization, merger, or consolidation.

17.3                        Change in Control in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Award, to the extent not assumed or continued:

(i)                                     Immediately prior to the occurrence of such Change in Control, in each case with the exception of any Performance Award, all outstanding shares of Restricted Stock and all Stock Units, Deferred Stock Units, and Dividend Equivalent Rights shall be deemed to have vested, and all shares of Stock and/or cash subject to such Awards shall be delivered; and

(ii)                                  Either of the following two (2) actions shall be taken:

(a)                                 At least fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days. Any exercise of an Option or SAR during this fifteen (15)-day period shall be conditioned upon the consummation of the Change in Control and shall be effective only immediately before the consummation thereof, and upon consummation of such Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate, with or without consideration (including, without limitation, consideration in accordance with clause (b) below) as determined by the Committee in its sole discretion. The Committee shall send notice of an event that shall result in such a termination to all persons who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

or

(b)                                 The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Stock Units, Deferred Stock Units, and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Stock Units, Deferred Stock Units, and Dividend Equivalent Rights (for shares of Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR, multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Price applicable to such Options or SARs (such amount, the “Spread”). For the avoidance of doubt, the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options or SARs for zero consideration if the Spread associated with any such Option or SAR is equal to, or less than, zero.

(iii)                               For Performance Awards, if less than half of the Performance Period has lapsed, such Awards shall be treated as though target performance has been achieved. If at least half of the Performance Period has lapsed, actual performance to date shall be determined as of a date reasonably proximal to the date of consummation of the Change in Control as determined by the Committee in its sole discretion, and that level of performance thus determined shall be treated as achieved immediately prior to occurrence of the Change in Control. For purposes of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Performance Awards shall be treated as though target performance has been achieved. After application of this Section 17.3(iii), if any Awards arise from application of this Section 17, such Awards shall be settled under the applicable provision of Section 17.3(i) and (ii).

(iv)                              Other-Equity Based Awards shall be governed by the terms of the applicable Award Agreement.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen (15)-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Board shall send notice of an event that will result in such a termination to all individuals and entities who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

17.4                        Change in Control in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan, Options, SARs, Restricted Stock, Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards theretofore granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Awards theretofore granted, or for the substitution for such Awards for new stock options, stock appreciation rights, restricted stock, deferred stock units, unrestricted stock, dividend equivalent rights, and other equity-based awards relating to the capital stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights. For Performance Awards, the Committee may modify any existing Performance Measures for any open Performance Period to reflect the Change in Control, or the Committee may deem any Performance Measures for any open Performance Period achieved at target, maximum, or actual performance (determined in the Committee’s discretion), with any such Performance Awards continued following the Change in Control subject solely to time-based vesting conditions. In the event a Grantee’s Award is assumed, continued or substituted upon the consummation of any Change in Control and his employment is terminated without Cause within six (6) months following the consummation of such Change in Control, the Grantee’s Award will be fully vested and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one (1)-year period immediately following such termination or for such longer period as the Committee shall determine.

17.5                        Adjustments

Adjustments under this Section 17 related to shares of Stock or other securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the Award Agreement as of the Grant Date, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of change in control events involving the Company that are not a Change in Control hereunder. In addition, the Committee in its discretion may provide that any escrow, holdback, earnout or similar provisions in the definitive documents relating to any Change in Control or any corporate event that does not constitute a Change in Control hereunder may apply to any payment to the holders of Options or SARs to the same extent and in the same manner as such provisions apply to the holders of Stock. Finally, the Committee in its discretion need not treat Awards or Grantees uniformly and may take action under this Section 17 to treat Awards differently from other Awards and treat Awards held by a Grantee differently from Awards held by any other Grantee.

17.6                        No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or to engage in any other transaction or activity.

18.                               GENERAL PROVISIONS

18.1                        Disclaimer of Rights.

No provision in the Plan, any Award, or any Award Agreement shall be construed (i) to confer upon any person the right to remain in the Service of the Company or an Affiliate, (ii) to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any person at any time, or (iii) to terminate any Service or other relationship between any Person and the Company or an Affiliate. In addition, notwithstanding any provision of the plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2                        Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board or the Committee in their discretion determines desirable.

18.3                        Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to automatically, and without any action on the part of the Grantee, deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by Applicable Law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or the issuance of any shares of Stock or cash upon the exercise of, settlement of, or otherwise with respect to, an Award. At the time of such vesting, lapse, exercise, settlement, or other payment, the Grantee shall pay in cash to the Company or such Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided, however, that if there is a same day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day that the same day sale is completed. Unless otherwise specifically set forth in an Award Agreement to the contrary, any Grantee may automatically satisfy such withholding obligations, in whole or in part, (i) by causing the Company or an Affiliate to withhold shares of Stock otherwise issuable to the Grantee, (ii) by delivering to the Company or an Affiliate shares of Stock already owned by the Grantee, or (iii) by selling shares of Stock using a broker-assisted cashless exercise or broker-assisted sell-to-cover transaction and remitting cash proceeds from such Sale sufficient to satisfy such withholding obligations. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligations shall be determined by the Company or an Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligations only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award, or payment of shares of Stock pursuant to such Award, as applicable, cannot exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or an Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such vesting, lapse, exercise, settlement, or other payment.

18.4                        Captions.

The use of captions in this Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5                        Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6                        Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7                        Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8                        Governing Law

The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9                        Section 409A of the Code.

The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance with Code Section 409A. Any payments described in the Plan that are due within the Short-Term Deferral Period will not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Grantee’s Separation from Service will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).

Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code

Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to any Grantee for such tax or penalty.

18.10                 Prohibition on Hedging; Application of Company Clawback Policy

Except to the extent that the Committee provides otherwise in an applicable written policy as may be in effect from time to time, no Employee, Non-Employee Director, or any of their designees, may engage in any transaction that is designed to hedge or offset any decrease in the market value of the Company’s equity securities with regard to any Stock issued under the Plan or any Stock subject to an Award grant under the Plan

All grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Committee, as such policy may be in effect from time to time and to the extent such policy is applicable to any Grantee hereunder.

* * *

To record adoption of this amended and restated Plan by the Board as of September 4, 2018, and approval of this amended and restated Plan by the shareholders on November 6, 2018, the Company has caused its authorized officer to execute the Plan.

STRATEGIC EDUCATION, INC.

By:	/s/ Lizette B. Herraiz
Title:	General Counsel and Secretary

Signature Page to the Strategic Education, Inc. 2018 Equity Compensation Plan